Exhibit 99.1

Certain operational information with respect to the Company

that has not previously been reported to the public.

THE TRANSACTIONS

The Merger

Overview

On February 17, 2012, TransUnion Holding Company, Inc. (formerly Spartan Parent Holdings Inc., the “Issuer”) and Spartan Acquisition Sub Inc. (“Merger Sub”), which are currently owned by certain funds affiliated with each of GS Capital Partners and Advent International Corp. (collectively, the “Sponsors”), entered into an agreement and plan of merger (the “Merger Agreement”) with TransUnion Corp. pursuant to which Merger Sub will merge with and into TransUnion Corp., with TransUnion Corp. continuing as the surviving entity (the “Merger”). As a result of the Merger, investment funds affiliated with the Sponsors will indirectly control TransUnion Corp.

Unless the context otherwise requires or as otherwise indicated, references in this Exhibit 99.1 to “TransUnion,” “we,” “our,” “us” and “the Company” refer to TransUnion Holding Company, Inc. and its consolidated subsidiaries, which are being acquired pursuant to the Transactions (as defined herein) after giving effect to the Transactions, and references to the “Issuer” refer solely to TransUnion Holding Company, Inc., the issuer of certain senior unsecured notes to be issued in connection with the Merger. Upon consummation of the Merger, TransUnion Corp. will be a wholly owned subsidiary of the Issuer, which will directly own 100% of the capital stock of TransUnion Corp. References in this Exhibit 99.1 to years are to our fiscal years, which end on December 31. Financial information identified in this Exhibit 99.1 as “pro forma” gives effect to the completion of the Transactions described in this Exhibit 99.1.

Merger Consideration

At the effective time of the Merger, each share of TransUnion Corp.’s common stock issued and outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive cash consideration (except for shares owned by TransUnion Corp. in treasury or by any of TransUnion Corp.’s subsidiaries, which will be canceled without payment, and shares held by non-voting common stockholders who have perfected and not withdrawn a demand for appraisal rights). In addition, at the effective time of the Merger, each outstanding option to purchase shares of TransUnion Corp.’s common stock (other than such options rolled over into options on shares in the Issuer) will be cancelled and converted into the right to receive cash consideration in an amount equal to the per share cash consideration received by shareholders, minus the exercise price of the option, times the number of shares subject to the option. The total cash consideration payable in connection with the Merger is $1,685.0 million, which is subject to adjustment pursuant to the Merger Agreement.

Closing Conditions

The obligations of TransUnion Corp., the Issuer and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions set forth in the Merger Agreement. These mutual conditions include:

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the consent of, or clearance from, the competition authorities of:

•	the European Union Commission;

•	South Africa;

•	the People’s Republic of China, if applicable; and

•

the absence of a temporary restraining order, preliminary or permanent injunction or other order, judgment, decree, ruling or charge issued or entered by any governmental authority under applicable law prohibiting the consummation of the transactions contemplated by the Merger Agreement being in effect.

These closing conditions are outside our control, and we cannot assure you when they will be satisfied, if at all.

Termination and Extension

The Merger Agreement may be terminated if the Merger is not consummated prior to 5:30 p.m. New York City time on April 30, 2012, as such date may be extended pursuant to the Merger Agreement (the “Merger Outside Date”). However, if the Merger has not closed prior to the Merger Outside Date solely because one or more of the competition conditions described above has not been satisfied or an injunction prohibiting the consummation of the Merger is in effect, then either the Issuer or TransUnion Corp. may extend the Merger Outside Date for up to 45 days for the sole purpose of obtaining the relevant competition clearance or the withdrawal or termination of the relevant injunction.

If at the end of such initial 45-day period, the relevant competition clearances from South Africa or the People’s Republic of China have not been obtained, or an injunction related to the involvement of certain investment funds affiliated with GS Capital Partners is in effect with respect to the transactions contemplated by the Merger Agreement or the post-Merger ownership of TransUnion Corp., then either the Issuer or TransUnion Corp. may extend the Merger Outside Date for up to an additional 45 days for the sole purpose of obtaining the relevant competition clearance or the withdrawal or termination of the relevant injunction.

Closing

While there can be no certainty that the closing conditions described above will be satisfied in advance of the Merger Outside Date or whether, even if all the conditions are satisfied, the Merger will ultimately be consummated, we currently believe that the Merger will be consummated late first quarter or early second quarter of 2012. However, we cannot assure you that the Merger will be consummated within that timeframe or at all.

Financing

We expect to finance the consideration payable in connection with the Merger, repay existing indebtedness and pay related fees, expenses and consent and credit agreement amendment premiums with:

•

approximately $609.0 million of debt financing consisting of the issuance of $600.0 million aggregate principal amount of senior unsecured notes and approximately $9.0 million of borrowings under Trans Union LLC’s senior secured revolving credit facility; and

•	$1,097.0 million of equity capital from the Sponsors; and

•	$33.3 million cash from the balance sheet.

The Consent Solicitation and Credit Agreement Amendment

In connection with the Merger, on February 17, 2012, Trans Union LLC and TransUnion Financing Corporation commenced a consent solicitation regarding the 11 3/8% Senior Notes due 2018 (the “Trans Union LLC Senior Notes”) seeking consents (the “Consent Solicitation”) to amend the definitions of “Investors” and “Permitted Holders” (the “Proposed Amendment”) in the related indenture, which will permit the Merger to occur without triggering a “Change of Control” under the indenture. We expect to receive the requisite consent from holders of the Trans Union LLC senior notes to approve the Proposed Amendment. The effectiveness of the Proposed Amendment is contingent upon, among other things, the Merger having occurred or occurring substantially concurrently with the date the consent consideration is paid to consenting holders of Trans Union LLC’s senior notes. This Exhibit 99.1 is not an offer to purchase, or the solicitation of an offer to sell, Trans Union LLC’s senior notes. The Consent Solicitation is made only by and pursuant to the terms of the Consent Solicitation Statement dated February 17, 2012 and the related Consent Letter as the same may be amended or supplemented.

On February 21, 2012, Trans Union LLC launched the Credit Agreement Amendment. We expect to receive the requisite consent from lenders to approve the Credit Agreement Amendment. In connection with the closing of the Transactions, we expect the borrowing capacity under the Trans Union LLC senior secured revolving credit facility to be increased by an additional $10.0 million.

The Merger, the Consent Solicitation and the Credit Agreement Amendment are collectively referred to herein as the “Transactions.”

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated financial data of TransUnion Holding Company, Inc. have been developed by applying pro forma adjustments to TransUnion Corp.’s historical audited consolidated financial statements for the year ended December 31, 2011. The unaudited pro forma consolidated statement of income gives effect to the Transactions as if they had occurred on January 1, 2011, and the unaudited pro forma consolidated balance sheet gives effect to the Transactions as if they had occurred on December 31, 2011. No columns have been presented to reflect the historical balance sheet or income statement of TransUnion Holding Company, Inc. because TransUnion Holding Company, Inc. did not exist at the respective dates and has had no financial activity prior to the Transactions. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated financial data.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial data is presented for informational purposes only. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma consolidated financial data should be read in conjunction with the information included under the heading “The Transactions” and TransUnion Corp’s consolidated financial statements and related notes. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma consolidated financial data.

The Merger will be accounted for as an acquisition in accordance with ASC 805, Business Combinations. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates, available information and certain assumptions. The actual adjustments to the consolidated financial data upon the closing of the Merger will depend on a number of factors, including additional information available and our net assets on the closing date of the Merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. The unaudited pro forma consolidated statement of income does not reflect any non-recurring charges or gains that we may record in connection with the Merger. However, these estimated non-recurring items will be reflected in our consolidated statement of income for the period during which the Merger will take place.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date hereof, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we will acquire and liabilities we will assume and the related allocation of purchase price. We have allocated the total estimated purchase price as described in footnote (h) of the unaudited pro forma consolidated balance sheet to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that will exist as of the closing date of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial data, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets.

Unaudited Pro Forma Consolidated Balance Sheet

As of December 31, 2011

(in millions)	TransUnion Corp. Historical	Pro Forma Adjustments		TransUnion Holding Company, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$107.8	$(33.3	)(a)	$74.5
Trade accounts receivable, net of allowance	139.4	—		139.4
Other current assets	55.4	(1.7	)(b)	53.7
Current assets of discontinued operations	0.1	—		0.1

Total current assets	302.7	(35.0)		267.7
Property, plant and equipment, net of accumulated depreciation	202.4	292.3	(c)	494.7
Other marketable securities	10.3	—		10.3
Goodwill	275.2	1,528.8	(d)	1,804.0
Other intangibles, net	137.4	1,458.7	(e)	1,596.1
Other assets	77.8	38.7	(f)	116.5

Total assets	$1,005.8	$3,283.5		$4,289.3

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$75.1	$—		$75.1
Current portion of long-term debt	21.8	(1.3	)(g)	20.5
Other current liabilities	100.2	(6.0	)(h)	94.2
Current liabilities of discontinued operations	0.4	—		0.4

Total current liabilities	197.5	(7.3)		190.2
Long-term debt	1,579.4	702.4	(i)	2,281.8
Other liabilities	53.3	642.8	(j)	696.1

Total liabilities	1,830.2	1,337.9		3,168.1
Stockholders’ equity:
Preferred stock	—	—		—
Common stock	0.3	(0.1	)(k)	0.2
Additional paid-in capital	893.9	202.9	(k)	1,096.8
Treasury stock at cost	(0.2)	0.2	(k)	—
Retained earnings	(1,739.0)	1,739.0	(k)	—
Accumulated other comprehensive income (loss)	(3.6)	3.6	(g)	—

Total TransUnion Corp. stockholders’ equity	(848.6)	1,945.6		1,097.0
Noncontrolling interests	24.2	—		24.2

Total stockholders’ equity	(824.4)	1,945.6		1,121.2

Total liabilities and stockholders’ equity	$1,005.8	$3,283.5		$4,289.3

See accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(a)	Reflects adjustments to cash and cash equivalents related to the Transactions, including the incurrence of new debt, financing fees, transaction costs and the repurchase of outstanding stock.
(b)	Reflects a $3.8 million decrease in deferred financing fees as a result of purchase accounting fair value adjustments and $2.1 million of fees paid for the new debt.
(c)	Reflects purchase accounting fair value adjustments to technology and software of $292.3 million.
(d)	Reflects purchase accounting fair value adjustments to goodwill of $1,528.8 million, including a $642.8 million increase due to recording the deferred tax liability (see footnote (j) below) resulting from the step-up in basis of separately identifiable amortizable intangible assets for book purposes.
(e)	Reflects purchase accounting fair value adjustment to intangible assets of $1,458.7, including fair value adjustments to databases of $702.8 million, to customer lists of $243.7 million and to trademarks, trade names and other of $512.2 million.
(f)	Reflects a $23.7 million decrease in deferred financing fees and a $48.1 million increase in investments in affiliates as a result of purchase accounting fair adjustments and $14.3 million of fees paid for the new debt.
(g)	Reflects $9.0 million of additional borrowings under the Trans Union LLC senior secured revolving credit facility to help fund the Transactions and the repayment of $10.3 million of the RFC loan in connection with the Transactions.
(h)	Reflects purchase accounting fair value adjustment to deferred revenue of $5.0 million and the reversal of accrued interest on RFC loan repaid in connection with the Transactions.
(i)	Reflects $600.0 million of additional debt for the senior unsecured notes to be issued by the Issuer in connection with the Merger and a $102.4 million increase in the basis of the Trans Union LLC senior notes due to a purchase accounting fair value adjustment.
(j)	Reflects the deferred tax liability resulting from the step-up in basis of assets for financial statement purposes, but not for tax purposes.
(k)	Reflects the change in stockholders’ equity resulting from the Transactions, including purchase accounting entries, the purchase of outstanding stock, the retirement of treasury stock and the elimination of TransUnion Corp. historical equity.
(l)	The purchase price has been allocated to the assets acquired and liabilities assumed based on estimates of fair value as follows:

(in millions)
Databases (estimated useful life of 15 years)	$770.0
Internally developed software (estimated useful life of 7 years)	350.0
Tradenames and trademarks (estimated useful life of 40 years)	530.0
Customer relationships (estimated useful life of 20 years)	290.0
Goodwill (including deferred taxes related to step-up of intangible assets)	1,804.0
All other assets	545.3
Existing debt (including fair value adjustment)	(1,693.3)
New debt	(609.0)
All other liabilities (including deferred taxes related to step-up of intangible assets)	(865.8)
Noncontrolling interest	(24.2)

TransUnion Corp. stockholders’ equity	$1,097.0
New debt	609.0
Cash used to fund purchase	(21.0)

Total cash consideration	$1,685.0

Unaudited Pro Forma Consolidated Statement of Income

For the Year Ended December 31, 2011

(in millions, except per share)	TransUnion Corp. Historical	Pro Forma Adjustments		TransUnion Holding Company, Inc. Pro Forma
Revenue	$1,024.0	$—		$1,024.0
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	421.5	—		421.5
Selling, general and administrative	264.5	—		264.5
Depreciation and amortization	85.3	87.4	(a)	172.7

Total operating expenses	771.3	87.4		858.7
Operating income	252.7	(87.4)		165.3
Non-operating income and expense
Interest expense	(126.4)	(51.5	)(b)	(177.9)
Interest income	0.7	—		0.7
Other income and expense, net	(59.9)	(0.2	)(c)	(60.1)

Total non-operating income and expense	(185.6)	(51.7)		(237.3)
Income (loss) from continuing operations before income taxes	67.1	(139.1)		(72.0)
(Provision) benefit for income taxes	(17.8)	50.1	(d)	32.3

Income (loss) from continuing operations	$49.3	$(89.0	)(e)	$(39.7)

Earnings (loss) per share:
Loss from continuing operations—basic				$(1.33)
Loss from continuing operations—fully diluted				$(1.33)

Weighted average number of common shares:
Basic				29.8
Fully diluted				29.8

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Income

Notes to Unaudited Pro Forma Consolidated Statement of Income

(a)	Reflects an adjustment to depreciation and amortization from the step-up in basis of assets as a result of allocating the purchase price of the Merger.
(b)	Reflects adjustments to interest expense as a result of the Merger as follows:

(in millions)
Interest on the senior unsecured notes to be issued in connection with the Merger	$(60.0)
Amortization of financing fees on the senior unsecured notes to be issued in connection with the Merger	(1.5)
Additional interest resulting from amendment to Trans Union LLC senior secured term loan facility	(5.4)
Elimination of the amortization of pre-Merger deferred financing fee on Trans Union LLC senior secured term loan	2.1
Amortization of the purchase accounting fair value adjustment to the basis of Trans Union LLC senior notes.	10.3
Elimination of the amortization of pre-merger deferred financing fee on Trans Union LLC senior notes	1.7
Elimination of interest expense on RFC loan	1.3

Adjustment to interest expense as a result of the Merger	$(51.5)

In connection with purchase accounting fair value adjustments, all actual amortization of deferred financing fees for 2011 has been reversed. The fair value of the Trans Union LLC senior notes was greater than their carrying value, resulting in recording a note premium as part of the purchase accounting entries. A 0.125% change in the interest rate on the senior unsecured notes to be issued in connection with the Merger would result in a $0.8 million change in total interest expense for the year ended December 31, 2011.

(c)	Reflects a $0.5 million increase in estimated annual management fee to be paid to the Sponsors for management services and the elimination of $0.3 million of amortization of pre-merger deferred loan costs on Trans Union LLC’s revolving line of credit.
(d)	Reflects a reduction in tax expense using an estimated statutory rate of 36% due to the reduction in income from the adjustments described above.
(e)	Income from continuing operations excludes approximately $53.1 million of stock-based compensation expense that will be recognized related to non-vested stock awards that will vest on the date of the consummation of the Merger and approximately $25.6 million of nonrecurring Transactions-related fees that will be expensed on the date of the consummation of the Merger.

LIQUIDITY AND CAPITAL RESOURCES INFORMATION

Under the indenture governing Trans Union LLC’s senior notes, Trans Union LLC’s available capacity to make restricted payments was $59.8 million at December 31, 2010 and $117.2 million at December 31, 2011. The increase in capacity was primarily due to $111.8 million consolidated net income for the year ended December 31, 2011, 50% of which increases the limitation on restricted payments.

Post Transactions

The terms of the credit agreement governing the Trans Union LLC senior secured credit facility and the indenture governing the Trans Union LLC senior notes significantly restrict it from paying dividends and otherwise transferring assets to TransUnion Holding Company, Inc. As of December 31, 2011, after giving effect to the Credit Agreement Amendment, TransUnion Corp. would have been permitted to pay approximately $120 million of dividends to TransUnion Holding Company, Inc. under those agreements.

As of December 31, 2011, on a pro forma basis after giving effect to the Transactions:

•	our variable-rate debt would have had a weighted-average interest rate of 5.5% and a weighted-average life of 6.1 years;

•	41.3% of our outstanding debt would have been variable-rate debt;

•	all of our outstanding variable-rate debt would have been borrowed under Trans Union LLC’s senior secured credit facility, which has an interest rate floor;

•

the variable rate on the Trans Union LLC senior secured credit facility would have been below the floor. A 1% increase in the interest rate on that loan would have increased our interest expense by less than $0.1 million; and

•

we would have had an outstanding balance of $9.0 million on Trans Union LLC’s senior secured revolving credit facility and a 1% change in the interest rate on that loan would not have changed our interest expense.

Contractual Obligations

Post Transactions

As of December 31, 2011, on a pro forma basis after giving effect to the Transactions, debt repayments would have increased by $9.0 million in 2012 and by $600.0 million for the period after 2016. Loan fees and interest payments would have increased by $60.0 million for each year between 2012 and 2016 and by $10.0 million thereafter.